Filed Pursuant To Rule 433

Registration No. 333-278878

September 23, 2025

Visit grayscale.com Grayscale Ethereum Mini Trust ETF ETH Grayscale's low-cost* Ethereum Fund Product $38.96 Market Price as of 09/22/2025 Grayscale Ethereum Mini Trust ETF ("ETH" or the "Fund"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. An investment in ETH is subject to a high degree of risk and heightened volatility. ETH is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in Ether. *Low cost based on gross expense ratio at 0.15%. Brokerage fees and other expenses may still apply. Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Grayscale Ethereum Mini Trust ETF Desktop background Investment Strategy Grayscale Ethereum Mini Trust ETF is solely and passively invested in Ether. Its investment objective is to reflect the value of Ether held by the Fund, less expenses and other liabilities. Ether is a digital asset that is created and transmitted through the operations of the peer-to-peer Ethereum Network, a decentralized network of computers that operates on cryptographic protocols. The Ethereum Network allows people to exchange tokens of value, called Ether, which are recorded on a public transaction ledger known as a blockchain. $38.96 Market Price As of 09/22/2025 -6.79% 1 Day Market Price Change As of 09/22/2025 0.15% Sponsor's Fee As of 09/22/2025

Why ETH? Low Cost ETH has an industry-leading low fee of 0.15% (15 bps). Convenience Gain exposure to Ether in the form of an investment fund, and access it directly in your brokerage account. Specialist Sponsor ETH is sponsored by Grayscale, one of the world’s leading crypto asset managers with a decade of experience operating crypto investment products. Overview As of 09/22/2025 NAME Grayscale Ethereum Mini Trust ETF DISTRIBUTION FREQUENCY None TICKER ETH TRUST INCEPTION DATE 07/23/2024 PRIMARY LISTING MARKET NYSE ARCA CUSIP 38964R203 ISIN US38964R2031 ETP LISTING DATE 07/23/2024 Key Fund Information As of 09/22/2025 ASSETS UNDER MANAGEMENT (NON-GAAP) $2,956,205,131.49 SPONSOR Grayscale Investments Sponsors, LLC SHARES OUTSTANDING 75,880,788 INDEX PROVIDER CoinDesk Indices, Inc. SPONSOR'S FEE 0.15% FUND ADMINISTRATOR BNY TOTAL ETHER IN TRUST 714,312.8433 DIGITAL ASSET CUSTODIAN Coinbase Custody Trust Company, LLC ETHER PER SHARE 0.00941362 MARKETING AGENT Foreside Fund Services, LLC BASE CURRENCY USD

Performance Daily Performance As of 09/22/2025 NET ASSET VALUE (NAV) PER SHARE $38.96 ETX INDEX PRICE $4,138.53 NAV PER SHARE 1D CHANGE ($) -$2.87 DAILY VOLUME (SHARES)* 5,459,143 NAV PER SHARE 1D CHANGE (%) -6.86% MARKET PRICE 1D CHANGE ($) -$2.84 MARKET PRICE $38.96 MARKET PRICE 1D CHANGE (%) -6.79% PREMIUM / DISCOUNT (%) 0.00% GAAP AUM $2,956,369,423.47 30D MEDIAN BID/ASK SPREAD (%) 0.02% GAAP NAV PER SHARE $38.96 *Trading generally takes place throughout the normal trading hours (typically 9:30am – 4:00pm EST). Daily volume shares is updated between 1am and 5am EST to reflect previous trading day activity. Median 30 Day Spread is a calculation of ETH's median bid-ask spread, expressed as a percentage rounded to the nearest hundredth, computed by: identifying the Fund’s national best bid and national best offer as of the end of each 10 second interval during each trading day of the last 30 calendar days; dividing the difference between each such bid and offer by the midpoint of the national best bid and national best offer; and identifying the median of those values. GAAP AUM and GAAP NAV Per Share represents the applicable Product’s principal market price and is calculated using a GAAP methodology. For additional information, see the applicable Product’s financial statements. Market Price NAV Per Share Volume As of 09/22/2025

1 month 3 months 6 months YTD 1 year 3 years 5 years 10 years Annualized Since Inception Cumulative Since Inception Market Price, % 16.24 68.65 95.41 29.82 73.22 -- -- -- 22.35 25.02 NAV Per Share, % 16.11 68.54 95.74 29.70 73.18 -- -- -- 22.66 25.37 Benchmark Index, % 16.13 68.62 95.86 29.83 73.19 -- -- -- 22.85 25.58 Since inception is the ETP listing date of 7/23/2024. The performance data quoted represents past performance and is no guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Shares of any ETP are bought and sold at market price (not NAV) and may trade at a discount or premium to NAV. Shares are not individually redeemable from the Fund and may only be acquired or redeemed from the fund in creation units. Brokerage commissions will reduce returns. Benchmark Index refers to The CoinDesk Ether Price Index (ETX) which provides a USD-denominated reference rate for the spot price of Ether (ETH). The index leverages real-time prices from multiple constituent trading platforms to provide a representative spot price. How to Invest in ETH Grayscale Ethereum Mini Trust (Ticker: ETH) trades on NYSE Arca and is available through your brokerage account. To invest, click below to be redirected to brokerage platforms or search for ETH on your platform of choice. ETH Resources month-end quarter-end document insights

ETH Factsheet Download ETH Prospectus Read More Informational Letter re. Canadian Shareholders* Download *Important information for Canadian investors regarding the recent spin-off is available in the Resources section. FAQs Have more questions? Please reach out to a portfolio consultant at info@grayscale.com or call us at 866-775-0313. ETH is one of the first spot Ethereum ETPs in the US, and offers one of the lowest costs of ownership. A spot Ethereum ETP is solely and passively invested in Ether, whose shares are designed to reflect the value of Ether held by the Trust, determined by reference to the Index Price, less the Trust's expenses and other liabilities. ETH allows investors to gain exposure to Ether through a familiar investment vehicle, without the need to set up an account or wallet on a cryptocurrency trading platform. Similar to how investors use ETFs to hold other commodities, like gold or silver, they can now invest in Ether through ETH. ETH owns and passively holds actual Ether through our Custodian, Coinbase Custody. ETH does not trade, buy, sell or hold Ether derivatives, including Ether futures contracts. This product is not levered. ETH trades on NYSE Arca, and is available through most brokerage accounts, including Fidelity, Schwab, Robinhood, and others. To invest, click here to be redirected to your brokerage platform or simply search for ETH on your platform of choice. ETH tracks the CoinDesk Ether Price Index (ETX), which provides a USD-denominated reference rate for the price of spot Ether. ETH allows investors to gain exposure to Ether through a familiar investment vehicle, without the need to set up an account or wallet on a cryptocurrency exchange. Investors may choose ETH if they prefer the convenience of accessing all their investments on their regular investment platform and purchasing a regulated investment product. An investment in ETH is not an investment in Ethereum. An investor would hold shares of the Trust. ETH charges an annual management fee of 0.15%, which includes all of the costs associated with administration and safekeeping of the underlying Ether. Grayscale has determined to waive a portion of the fee for the first 6 months beginning on the commencement of trading of the Shares on NYSE Arca, so that the fee will be 0% of the NAV of the Trust for the first $2.0 billion of the Trust’s assets. If the Trust’s assets exceed $2.0 billion prior to the end of the 6-month period, the fee charged on assets over $2.0 billion will be 0.15%. After the 6-month waiver period is over, the fee will be 0.15%. what is eth? Where can I buy eth? What index does eth track? What is the difference in purchasing eth as opposed to purchasing ether outright? What are the product’s fees?

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a decade-long track record and deep expertise as a digital asset-focused investment platform. Investors, advisors, and allocators turn to Grayscale for single-asset, diversified, and thematic exposure. Investors may want exposure to Ether for portfolio diversification, as an alternative to fiat currency investment, to hedge against conventional markets, and more. Ready to invest? Stay on top of the latest crypto news and insights Crypto ETPs Grayscale CoinDesk Crypto 5 ETF Grayscale Bitcoin Trust ETF Grayscale Bitcoin Mini Trust ETF Grayscale Ethereum Trust ETF Grayscale Ethereum Mini Trust ETF Equity ETFs Grayscale Bitcoin Miners ETF Grayscale Bitcoin Adopters ETF Income-Focused ETFs Grayscale Bitcoin Covered Call ETF Grayscale Bitcoin Premium Income ETF Visit grayscale.com © 2025 Grayscale. All rights reserved Privacy Policy Terms of Service Social Media Disclosure Investing involves risk, including possible loss of principal. An investment in Grayscale Ethereum Mini Trust ETF (“ETH” or the “Fund”) is subject to a high degree of risk and heightened volatility. ETH is not suitable for an investor that cannot afford the loss of the entire investment. The Grayscale Ethereum Mini Trust ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for ETH. Grayscale Investments Sponsors, LLC (“Grayscale”) is the sponsor of ETH. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and the Fund is not registered under the Investment Company Act of 1940. The Fund is subject to the rules and regulations of the Securities Act of 1933. Who is grayscale? Why do investors invest in ether? Subscribe get started

The Fund holds Ether; however, an investment in the Fund is not a direct investment in Ether. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Smart contracts are a new technology and ongoing development may magnify initial problems, cause volatility on the networks that use smart contracts and reduce interest in them, which could have an adverse impact on the value of the Fund. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Fund. The value of the Fund relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. The Fund relies on third party service providers to perform certain functions essential to the affairs of the funds and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Fund. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Fund’s Principal Market NAV per Share calculated in accordance with GAAP. Digital Asset Risk Disclosures Extreme volatility of trading prices that many digital assets have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Fund and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Fund depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Fund relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Fund is correlated with the value of Ether, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Sponsor does not store, hold, or maintain custody or control of the Fund’s digital assets but instead has entered into the Custodian Agreement with a third party to facilitate the security of its digital assets. The Custodian controls and secures the Fund’s digital asset accounts, a segregated custody account to store private keys, which allow for the transfer of ownership or control of the digital asset, on the Fund’s behalf. If the Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it could trigger early termination of the Fund. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Fund. The value of the Fund relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. © 2025 Grayscale. All trademarks, service marks and/or trade names (e.g., G®, GRAYSCALE®, GRAYSCALE CRYPTO SECTORS™, INVEST IN YOUR SHARE OF THE FUTURE ®, and GRAYSCALE INVESTMENTS®) are owned and/or registered by Grayscale. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale or others we license Content from, and is protected by copyright, patent and other laws. Grayscale reserves all rights not expressly described herein. COINDESK® and the Fund's applicable reference rate (the "Index") are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, including CC Data Limited, “CDI”), and/or its licensors. CDI or CDI's licensors own all proprietary rights in the Index. CDI is not affiliated with Grayscale and does not approve, endorse, review, or recommend the Fund. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to any Index and shall not be liable in any way to Grayscale, investors in or holders of any of the Fund or other third parties in respect of the use or accuracy of any Index or any data included therein.

Grayscale Ethereum Mini Trust ETF (“ETH” or the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.